NEWS RELEASE
August 1, 2019

FOR IMMEDIATE RELEASE	CONTACT: Randall M. Chesler, CEO
(406) 751-4722
Ron J. Copher, CFO
(406) 751-7706

GLACIER BANCORP, INC. COMPLETES ACQUISITION OF
HERITAGE BANCORP IN RENO, NEVADA

KALISPELL, MONTANA (GLOBE NEWSWIRE) - Glacier Bancorp, Inc. (“Glacier” or the “Company”) (NASDAQ:GBCI) today announced the completion of its acquisition of Heritage Bancorp (“Heritage”), the bank holding company for Heritage Bank of Nevada, a community bank based in Reno, Nevada. Heritage Bank of Nevada provides banking services to individuals and businesses throughout Northwestern Nevada with seven branches and banking offices located in Carson City, Gardnerville, Reno and Sparks, and will operate as a new division of Glacier Bank under the name “Heritage Bank of Nevada, division of Glacier Bank”. At June 30, 2019, Heritage had total assets of approximately $842 million.

About Glacier Bancorp, Inc.

Glacier Bancorp, Inc. is the parent company for Glacier Bank, Kalispell and its bank divisions: Bank of the San Juans (Durango, CO), Citizens Community Bank (Pocatello, ID), Collegiate Peaks Bank (Buena Vista, CO), First Bank of Montana (Lewistown, MT), First Bank (Powell, WY), First Community Bank Utah (Layton, UT), First Security Bank of Bozeman (Bozeman, MT), First Security Bank of Missoula (Missoula, MT), First State Bank (Wheatland, WY), Heritage Bank of Nevada (Reno, NV), Mountain West Bank (Coeur d’Alene, ID), North Cascades Bank (Chelan, WA), The Foothills Bank (Yuma, AZ), Valley Bank of Helena (Helena, MT), and Western Security Bank (Billings, MT). Visit Glacier’s website at http://www.glacierbancorp.com.

Forward-Looking Statements

This news release includes or may imply forward-looking statements pertaining to management’s expectations regarding future events and developments such as the benefits of the business combination transaction involving Glacier and Heritage, continued success of Glacier’s style of banking and the strength of the local economies in which Glacier operates. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Glacier’s public filings, factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) local, national and international economic conditions are less favorable than expected or have a more direct and pronounced effect on Glacier than expected and adversely affect Glacier’s ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) projected business increases following strategic expansion or opening or acquiring new banks and/or branches are lower than expected; (3) costs or difficulties related to the integration of acquisitions are greater than expected; or (4) legislation or regulatory requirements or changes adversely affect the businesses in which Glacier is engaged.